Exhibit 99.1

Lee Pharmaceuticals Announces Third Quarter Results

Lee Pharmaceuticals (OTC Bulletin Board symbol: LPHM) reported results for the third quarter ended June 30, 2004.  The Company reported a net loss of $432,000, or 11 cents per share, for the three months ended June 30, 2004, as compared to a $221,000 loss (or 5 cents per share) for the three months ended June 30, 2003.  Gross revenues for the three months ended June 30, 2004, were $1,810,000, a decrease of approximately $620,000, or 26%, from the comparable three months ended June 30, 2003.  The Company reported lower sales volume of various over-the-counter (OTC) products; namely, the Lee® Lip-Ex® line, the private label segment, depilatories and Lee Nails® category.  These decreases were partially offset by increases in other over-the-counter items along with a newly acquired brand.

Net revenues decreased approximately $569,000, or 25%, for the three months ended June 30, 2004, as compared to the three months ended June 30, 2003.  The change in net revenues was due to the sales volume explanations discussed above.  The Company’s sales returns decreased approximately $48,000, or 30%, when comparing the three months ended June 30, 2004 and 2003.

The Company realized other income of approximately $94,000 for the three months ended June 30, 2004, as compared to $74,000 for the comparable three months ended June 30, 2003.  The other income, for the three months ended June 30, 2004, pertains to realized gains related to the sale of several product lines (approximately $56,000).  The realized gains pertain to the recognition of the earned portion of deferred income of consulting agreements arising from the sale of these product lines.  Also included in other income is approximately $39,000 arising from the service agreement with Monticello Drug Company.  For the three months ended June 30, 2003, the Company realized other income related to the sale of two product lines ($37,000) along with $39,000 which was the Company’s portion of the net profits from its investment with Monticello Drug Company.

The Company reported a net loss of $898,000, or 22 cents per share, for the nine months ended June 30, 2004, as compared to a $275,000 loss (or 7 cents per share) for the nine months ended June 30, 2003.  Gross revenues for the nine months ended June 30, 2004, were $7,183,000, a decrease of approximately $763,000, or 10%, from the comparable nine months ended June 30, 2003.  The decrease was due to lower sales volume of various over-the-counter (OTC) products; namely, the Lee® Lip-Ex® line and Lee Nails® category.  These decreases were partially offset by increases in other over-the-counter items, the private label segment along with a newly acquired brand.

Net revenues decreased approximately $888,000, or 12%, for the nine months ended June 30, 2004, as compared to the nine months ended June 30, 2003.  The change in net revenues was due to the gross revenues explanations discussed above.  The Company’s sales returns increased $132,000, or 19%, when comparing the nine months ended June 30, 2004 and 2003.  This increase was the result of higher returned sales allowances during March 2004 due to overstocked items.

During the nine months ended June 30, 2004, the Company realized other income in the amount of $381,000 as compared to $270,000 for the nine months ended June 30, 2004 and 2003 respectively.  This increase pertains to the gains from the sale of several product lines along with the Company’s profit arising from a service agreement with Monticello Drug Company.

A comparison of the operating results is as follows:

	Three Months Ended June 30		Nine Months Ended June 30
	(000 omitted)		(000 omitted)
	2004	2003	2004	2003

Gross revenues	$1,810	$2,430	$7,183	$7,946
Net revenues	$1,680	$2,249	$6,265	$7,153
Net (loss)	$(432)	$(221)	$(898)	$(275)
Per share:
Net (loss)	$(.11)	$(.05)	$(.22)	$(.07)

Lee Pharmaceuticals is engaged in the purchase, manufacture, and marketing of a range of consumer products, including over-the-counter drug items, health and beauty aids, cosmetics and prescription drug products containing controlled substances, and dental/orthodontic products.